Filed pursuant to Rule 424(b)(5)

Registration File No. 333-282802

AMENDMENT NO. 5 DATED MARCH 10, 2025

to Prospectus Supplement dated November 1, 2024

(to Prospectus dated November 1, 2024)

Up to $23,922,782 of Shares of Common Stock

This Amendment No. 5 (the “Amendment”) to the Prospectus Supplements amends and supplements the information in the prospectus, dated November 1, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-282802) (the “Registration Statement”), as previously supplemented by our prospectus supplement, dated November 1, 2024, as amended by Amendment No.1, dated January 15, 2025, Amendment No.2 dated February 6, 2025, Amendment No.3 dated February 10, 2025, and Amendment No.4 dated February 19, 2025 (collectively, the “Prospectus Supplements,” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $3,556,586 pursuant to the terms of a certain Sales Agreement, dated October 23, 2024 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.”). This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Amendment to amend the Prior Prospectus to update the maximum amount of shares that we are eligible to sell under our Registration Statement pursuant to the Sales Agreement under General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $23,922,782 from time to time through A.G.P. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement or amendment prior to making such additional sales.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements. Our shares of common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “CDT”. The last sale price of our shares of common stock on March 7, 2025 was $1.10 per share.

As of March 10, 2025, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on January 10, 2025 of $12.30, was $71,768,348, based on 6,196,622 shares of outstanding common stock as of such date, of which 5,834,825 were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this Amendment, we have sold $11,371,794.72 of our securities pursuant to General Instruction I.B.6 of Form S-3.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-4 OF THE PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2024 AND THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND PRIOR PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Amendment or the Prior Prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this Amendment is March 10, 2025